Exhibit 99.1

                       Press Release dated August 18, 2005


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       WESCORP DENIES INVOLVEMENT IN A RECENT "INVESTOR ALERT" CIRCULATED
           VIA EMAIL AND DISCLAIMS REPRESENTATIONS MADE ON ITS BEHALF

EDMONTON, ALBERTA - August 18, 2005 - Wescorp Energy Inc. (OTCBB: WSCE) wishes to inform investors that it did not authorize, cooperate with, participate in, have prior knowledge of or fund in any way the preparation or distribution of a recent "Investor Alert" published by a Mr. Konrad Kuhn of "The KonLin Letter" currently being circulated via email through various "stock alert" services.
Distribution of the "alert" apparently is being funded by a "Stoneridge Holdings, Ltd." with whom the Company has no relationship or affiliation with, or knowledge of.

Wescorp management also wishes to disclaim several material inaccuracies, misrepresentations and statements contained within the "alert" and attributed to "Wescorp" or "company officials", primarily as they relate to the capabilities of its Flowstar gas-metering and other technologies.

Management attributes the recent increase in trading volume of Wescorp stock to the circulation of this "alert" and as such cautions readers to not rely on any information contained therein to make their investment decisions.

ABOUT WESCORP

Wescorp Energy Inc. is an active-management venture capital firm specializing in the acquisition of strategic pre-commercial energy infrastructure technologies and taking them through the development and marketing stages of commercialization. Headquartered in Calgary with distribution facilities in Edmonton, Alberta, Canada, Wescorp has the industry relationships, management expertise and financial resources needed to introduce innovative profitable solutions to the global energy production and service markets.

Wescorp shares trade on the OTCBB under the symbol "WSCE."

SAFE HARBOR STATEMENT

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations are included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

FOR FURTHER INFORMATION PLEASE CONTACT:

Nino Plava,
Vice-President Investor Relations & Corporate Communications
Wescorp Energy Inc.
Toll-free:  1-877-247-1975
Email:      nplava@wescorpenergy.com